Exhibit 99.4

Report of Independent Accountants

We have examined management’s assertion, included in the accompanying report, Management’s Assertion, that as of or for the period ended December 31, 2003, CRIIMI MAE Financial Corporation’s (the Company) monthly Payment Date Statements provided by U.S. Bank National Association, as successor to the trust business of State Street Bank & Trust Company, and the Company’s 7% Collateralized Mortgage Obligations Annual Report for 2003 are mathematically accurate, and that the amounts disclosed in the 7% Collateralized Mortgage Obligations Annual Report for 2003 agree to the Payment Date Statements. The Company’s management is responsible for the assertion.  Our responsibility is to express an opinion on the assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management’s assertion and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management’s assertion referred to above is fairly stated, in all material respects.

Ernst & Young LLP

March 26, 2004